Western Asset Inflation Management Fund Inc. Announces Changes to Non-Fundamental Investment Policies

NEW YORK – (BUSINESS WIRE) – August 16, 2007

Western Asset Inflation Management Fund Inc. (NYSE: IMF) today announced changes to its non-fundamental investment policies relating to the average modified duration of the Fund’s portfolio and the Fund’s definition of “emerging market country.” These changes will be effective September 17, 2007.

Under the Fund’s amended non-fundamental investment policies recommended by Fund management and approved by the Board of Directors, although the Fund may invest in fixed income securities of any maturity, the average modified duration of the Fund is now expected to range within three years of the Fund’s stated benchmark, which is currently the Leman Brothers Global Real Index: U.S. TIPS. Previously, the Fund was subject to a policy requiring the average portfolio duration of the Fund to normally be within the range of one to eight years.

In addition, under an amended policy approved by the Board of Directors, the Fund’s definition of “emerging market country” has been amended to include any country which is, at the time of the Fund’s investment, represented in the JP Morgan Emerging Markets Bond Index Global or categorized by the International Bank for Reconstruction and Development (“World Bank”) in its annual categorization as middle or low income. Previously, the Fund defined “emerging market country” as any country considered to be an emerging market country by the World Bank at the time of the Fund’s investment. These countries generally included every nation in the world with the exception of the United States, Canada, Japan, Australia, New Zealand, and most countries located in Western Europe.

These changes to the Fund’s non-fundamental investment policies are intended to broaden the investment opportunities of the Fund and to provide the investment manager with additional flexibility to meet the Fund’s investment objectives.

It is important to note that the proposed changes are expected to provide the portfolio managers with additional flexibility to meet the Fund’s investment objectives and address developments in the market, but there is no expectation that dramatic changes in the Fund’s portfolio composition or investment approach will result.

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Additional Information About Duration

Duration is a measure of the expected life of a debt security that is used to determine the sensitivity of a security’s price to changes in interest rates. The longer a security’s duration, the more sensitive it will be to changes in interest rates. For example, the market price of a bond with a duration of two years would be expected to decline 2% if interest rates rose 1%. Conversely, the market price of the same bond would be expected to increase 2% if interest rates fell 1%. The market price of a bond with a duration of four years would be expected to increase or decline twice as much as the market price of a bond with a two-year duration. The maturity of a security, another commonly used measure of price sensitivity, measures only the time until final payment is due, whereas duration takes into account the pattern of all payments of interest and principal on a security over time, including how these payments are affected by prepayments and by changes in interest rates.

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Western Asset Inflation Management Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company and Western Asset Management Company Limited, affiliates of the investment manager.

For more information on the Fund, please contact our Investor Relations Group at 1-888-777-0102 or consult the Fund’s website at www.leggmason.com.

Contact:

Brenda Grandell

Director, Closed-End Funds

Legg Mason & Co., LLC

212-291-3775